Exhibit 10.39

August 16, 2010

Colin Stewart

Dear Colin,

On behalf of Amarin Corporation plc (the “Company”), I am pleased to offer employment to you. The purpose of this letter (“Offer Letter”) is to outline the terms for your employment.

Position: Your position will be President & Chief Executive Officer (“CEO”) of the Company. This is a full-time, exempt position. You will report to the Company’s Board of Directors (the “Board”). In addition to your role as CEO of the Company, you acknowledge and agree that you may be required, without additional compensation, to perform services for certain affiliated entities of the Company, including without limitation Amarin Pharma, Inc., and to accept any reasonable office or position with any such affiliate as the Board may require, including, but not limited to, service as an officer or director of any such affiliate. In addition, you will be appointed to the Company’s Board of Directors.

Start Date: Unless otherwise agreed, your first day of employment will be August 16, 2010.

Salary: You will be paid a bi-weekly salary at the annual rate of $450,000, less applicable deductions and withholdings. Your salary shall be subject to annual review and adjustment at the discretion of the Company.

Bonus: You will be eligible to receive an annual performance bonus as determined by the Board (or the Remuneration Committee thereof) (the “Annual Bonus”). The Company will target the Annual Bonus at 50% of your annual base salary, which shall be prorated for 2010. In addition, consistent with the Company’s current practice for its executives as part of the annual budget process, you and the Board or the Remuneration Committee will mutually agree upon “stretch” objectives which, if achieved, will be part of the Annual Bonus.

Any such bonuses shall be payable in the absolute discretion of the Board (or the Remuneration Committee thereof), taking into account the performance of the Company and your personal performance.

Stock Options. You will be granted options to purchase 3,500,000 Ordinary Shares, par value £0.50 per share (and represented by American Depository Shares, or ADSs), which represents approximately 3.25% of the Company’s outstanding equity capitalization based on approximately 98,801,982 Ordinary Shares and options to purchase approximately 9,004,100 Ordinary Shares currently outstanding (excluding warrants). The exercise price per share of the options will be the closing price of the Company’s ADSs on the NASDAQ Capital Market on the

date of grant, which shall be your first day of employment. The options will vest and become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant and continuing on each of the following three anniversaries of the date of grant, so long as your employment continues through such vesting dates. In addition, as provided in the Company’s 2002 Stock Option Plan, if within two years following a Change of Control (as defined in the 2002 Stock Option Plan), your employment is terminated by the Company for any reason other than for Cause (as defined in the 2002 Stock Option Plan), all of your options will accelerate in full. The terms and conditions set forth in the 2002 Stock Option Plan and applicable stock option agreement shall govern any such option award. Subject to the requirements of applicable laws and regulations, the options will be priced, approved and granted at a meeting of the Remuneration Committee following the Commencement Date.

Location. The Company’s principal executive offices are located at First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, and its principal research and development facility and certain of its executive offices are located in Mystic, Connecticut, USA. The Company will reimburse you for all reasonable travel expenses associated with travel between your home and these locations, such reimbursement to be consistent with the terms of the Company policies and procedures. It is expected that you will conduct a strategic review of the location of the Company’s facilities in the United States, including the advisability of moving such facilities to New Jersey or Pennsylvania.

Benefits. You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees which currently includes health, life, disability and dental insurance. Details of these benefits programs will be made available to you when you start. You will also be eligible for up to 15 days of paid vacation per year which shall accrue on a prorated basis, in accordance with the Company’s vacation policy as in effect from time to time.

Severance. In the event the Company terminates your employment without Cause (as defined below) or you terminate your employment with the Company for Good Reason (as defined below), the Company shall provide to you the following termination benefits (the “Termination Benefits”) for a period of twelve (12) months:

(i)	continuation of your base salary at the rate then in effect in accordance with the terms of the Company’s standard payroll schedule (solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each payment is considered a separate payment (“Salary Continuation Payments”);

(ii)	a pro rata Annual Bonus, as determined by the Board and consistent with your contribution to such objectives as part of the Annual Bonus, for the year in which you are terminated based on the number of days between January 1 and the last day of your employment. Such bonus to be paid at the same time as annual bonuses are paid to the Company’s other senior executives; and

(iii)	continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. §1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination.

Notwithstanding anything to the contrary in this Offer Letter, you may not terminate your employment with the Company for Good Reason unless you satisfy the “Good Reason Process” which means that: (A) you determine in good faith that a Good Reason Condition has occurred; (B) you notify the Company in writing of the occurrence of the Good Reason Condition within 60 days of the occurrence of such condition; (C) you provide the Company with a period not less than 30 days following such notice (the “Cure Period”) to remedy the Good Reason Condition; (D) notwithstanding such efforts, the Good Reason Condition continues to exist; and (E) you terminate employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Notwithstanding anything to the contrary in this Offer Letter, you shall not be entitled to any Termination Benefits unless, within the time period specified by the Company not to exceed 30 days after the last day of your employment, you: (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company which shall include a release against the Company and related persons and entities; (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property. The Salary Continuation Payments shall commence on the Company’s next regular payroll date that follows the thirty day period that immediately follows the Termination Date. All compensation and benefits payable to you, other than the Termination Benefits, shall terminate on the date of termination of your employment.

For purposes of this Offer Letter, “Cause” means (a) gross negligence or willful misconduct in the performance of your duties which results in material harm to the Company or its affiliates; (b) your conviction of, or plea of nolo contendere to, (i) any felony or (ii) any other crime involving either moral turpitude or your personal enrichment at the expense of the Company or its affiliates; (c) your refusal to perform your lawful duties and responsibilities with the Company or its affiliates; or (d) the material breach by you of any of the provisions contained in the Employee Confidentiality and Assignment Agreement or any other written agreement by and between you and the Company. For purposes of this Offer Letter, “Good Reason Condition” means a significant change in your responsibilities and/or duties which constitutes a material demotion or material diminution of duty. The ending of your employment as a result of your death or disability will not constitute a without Cause termination by the Company for purposes of this Offer Letter.

Indemnification. If you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are an officer or employee of the Company or provided services to an affiliate thereof, you shall be indemnified and held harmless by the Company and such affiliate to the fullest extent permitted or authorized by applicable law and its organizational documents, against all cost, expense, liability and loss reasonably incurred or suffered by you in connection therewith. You shall be covered under the Company’s directors’ and officers’ liability insurance policy to the extent the Company provides such coverage for other similarly situated executives.

Representation Regarding Other Obligations. You also will be required to sign, as a condition of your employment, an Employee Confidentiality and Assignment Agreement This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or other agreements that restricts your employment activities or that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

Taxes; Section 409A. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation. Anything in this Offer Letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Offer Letter shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Interpretation, Amendment and Enforcement. This Offer Letter, the Employee Confidentiality and Assignment Agreement, and any plans and agreements applicable to the stock option grants referred to in this Offer Letter constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Offer will be governed by Connecticut law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Connecticut in connection with any dispute or any claim related to this Offer Letter.

Other Terms. Your employment with the Company will be on an “at will” basis. In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

In addition, this offer is subject satisfactory background and reference checks. As with all employees, our offer to you is also contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

If you agree to the terms of this Offer Letter, please sign and return it to Joseph S. Zakrzewski, Executive Chairman, and return a copy to me no later than August 6, 2010.

AMARIN CORPORATION PLC

/s/ Joseph Zakrzewski	8-15-00
Name: Joseph Zakrzewski	Date
Title: Executive Chairman

ACKNOWLEDGED AND AGREED:

/s/ Colin Stewart	8-15-00
Colin Stewart	Date

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